EXHIBIT 5.1


To:        United Pan-Europe Communications N.V.                18th April, 2000

                                                                One New Change
                                                                London EC4M 9QQ



                                [GRAPHIC OMITTED]

                                THE QUEEN'S AWARD

                                   FOR EXPORT

                                   ACHIEVEMENT

 A list of the names of partners and their professional qualifications is open to inspection at the above office. The partners are either solicitors or registered foreign lawyers.

AMSTERDAM BANGKOK BEIJING BRATISLAVA BRUSSELS BUDAPEST DUBAI FRANKFURT HONG KONG LONDON LUXEMBOURG MADRID MILAN MOSCOW NEW YORK PARIS PRAGUE ROME SINGAPORE TIRANA TOKYO TURIN WARSAW



                                                Telephone:       (0207) 330 3000
                                                Fax (Group 3):   (0207) 330 9999
                                                Fax (Group 4):   (0207) 248 1100
                                                DX No. 73

Our Ref:     VDS/lrm/PG:162615.2
                                                Amsterdam, 18th April, 2000



United Pan-Europe Communications N.V.
Fred. Roeskestraat 123
PO Box 74763
1070 BT Amsterdam
The Netherlands

Dear Sirs,

We, the undersigned, have acted as special counsel on certain matters of Netherlands law to United Pan-Europe Communications N.V. (the "Company") in connection with the filing by the Company of a Registration Statement, on Form S-4 (the "Registration Statement"), including a Prospectus (the "Prospectus"), under the Securities Act of 1933, as amended, with the United States Securities and Exchange Commission, relating to an offer to exchange (i) $300.000.000 11 1/2% Senior Dollar Notes due 2010 (the "11 1/2% Senior Dollar Notes"), (ii) $600.000.000 11 1/4% Senior Dollar Notes due 2010 (the "11 1/4% Senior Dollar Notes", and together with the 11 1/2% Senior Dollar Notes, the "Senior Dollar Notes"), (iii) (Euro)200.000.000 11 1/4% Senior Euro Notes due 2010 (the "Senior Euro Notes") and (iv) $1.000.000.000 13 3/4% Senior Dollar Discount Notes due 2010 (the "Senior Dollar Discount Notes", and together with the Senior Dollar Notes and the Senior Euro Notes, the "Outstanding Notes") for (i) $300.000.000 Series B 11 1/2% Senior Dollar Notes due 2010, (ii) $600.000.000 Series B 11 1/4% Senior Dollar Notes due 2010, (iii) (Euro)200.000.000 Series B 11 1/4% Senior Euro Notes due 2010, and (iv) $1.000.000.000 Series B 13 3/4% Senior Dollar Discount Notes due 2010 respectively (together the "Exchange Notes"). The Outstanding Notes have been issued pursuant to a Purchase Agreement between the Company and the Purchasers named therein, dated January 14, 2000, a Registration Rights Agreement between the Company and the Purchasers named therein, dated January 20, 2000 (the "Registration Rights Agreement"), an Indenture between the Company and Citibank, N.A. (London Branch), dated January 20, 2000 relating to the 11 1/2% Senior Dollar Notes (the "11 1/2% Senior Dollar Notes Indenture"), an Indenture between the Company and Citibank, N.A. (London Branch), dated January 20, 2000 relating to the 11 1/4% Senior Dollar Notes (the "11 1/4% Senior Dollar Notes Indenture", and together with the 11 1/2% Senior Dollar Notes Indenture, the "Senior Dollar Notes Indentures") and an Indenture between the Company and Citibank, N.A. (London Branch), dated January 20, 2000 relating to the Senior Dollar Discount Notes (the "Senior Dollar Discount Notes Indenture", and together with the Senior Dollar Notes Indentures, the "Indentures").

In rendering this opinion, we have examined and relied upon the following documents:

1.        a copy of a draft Registration Statement dated April 12, 2000;

2.        a copy of a draft Prospectus dated April 12, 2000;

3.        a copy of the executed Registration Rights Agreement;

4.        copies of the executed Indentures;

5. an excerpt dated April 17, 2000 of the registration of the Company in the Trade Register (the "Trade Register") of the Chamber of Commerce of Amsterdam, The Netherlands, confirmed by telephone to be correct on the date hereof (the "Excerpt");

6. a copy of the articles of association (statuten) of the Company, dated March 17, 2000 (the "Articles") as, according to the Excerpt, in force on the date hereof;

and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

We have further relied on the statements made by a managing director of the Company in a certificate dated April 18, 2000 (the "Company Certificate") and we have assumed without independent verification, except as indicated otherwise herein, that such statements are correct as of the date hereof.

We have further relied on a legal opinion rendered by Holme Roberts & Owen LLP as US counsel to the Company dated April 18, 2000 (the "HRO Opinion"), and we have assumed without independent verification that the contents of the HRO Opinion are correct as of the date hereof.

For the purpose of the opinions expressed herein, we have further assumed:

(i) the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and other documents submitted to us as originals and the conformity to the originals of all agreements, certificates, instruments and other documents submitted to us as faxed or photostatic copies;

(ii) the Registration Statement and the Prospectus will be executed, authenticated and delivered in the form referred to under 1 and 2 respectively, above;

(iii) that the Registration Rights Agreement and the Indentures constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms under the laws of the State of New York by which they are expressed to be governed and under the laws of any other relevant jurisdiction other than the laws of The Netherlands;

(iv) that the Exchange Notes, when duly executed, authenticated and delivered pursuant to the Indentures, constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms under the laws of the State of New York by which they are expressed to be governed (for this assumption we have relied solely on the HRO Opinion) and under the laws of any other relevant jurisdiction other than the laws of The Netherlands;

(v) that the Company has not been dissolved (ontbonden), granted a suspension of payment (surseance verleend) or declared bankrupt (failliet verklaard). Although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Company Certificate, (b) the contents of the Excerpt and (c) information obtained today by telephone from the bankruptcy clerks office (faillissementsgriffie) of the district court in Amsterdam;

(vi) that the selling restrictions for The Netherlands as set out in the section `The Exchange Offer' of the Prospectus have been and will be complied with.

Based upon such assumptions and subject to such qualifications and subject to factual matters or documents not disclosed to us in the course of our investigation, we are of the opinion that:

Status

The Company has been duly incorporated as a public company with limited liability (naamloze vennootschap) and is validly existing under the laws of The Netherlands.

Choice of Law

The choice of the laws of the State of New York as the law governing the Exchange Notes is valid and binding on the Company under the laws of The Netherlands, except (i) to the extent that any term of the Exchange Notes or any provision of the laws of the State of New York applicable to the Exchange Notes is manifestly incompatible with the public policy of The Netherlands, and (ii) a Netherlands court may give effect to mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction (including The Netherlands) those rules must be applied, whatever the governing law chosen by the parties. With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective terms of the Exchange Notes under the laws of the State of New York, none of such terms on its face is manifestly incompatible with the public policy of The Netherlands or should be expected to give rise to situations where mandatory rules of Netherlands law will be applied by a Netherlands court irrespective of the law otherwise applicable thereto.

Legal Validity

Provided that the choice of the laws of the State of New York as the law governing the Exchange Notes will be held valid and binding upon the Company as discussed above, the Exchange Notes, when duly executed, authenticated and delivered pursuant to the Indentures, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is subject to the following qualifications:

a. The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganisation, moratorium (surseance van betaling), and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

b. In the absence of an applicable convention between the State of New York and The Netherlands, a judgement rendered by a court in the State of New York will not be enforced by the courts of The Netherlands. In order to obtain a judgement which is enforceable in The Netherlands the claim must be relitigated before a competent Netherlands court. A judgement rendered by a court in the State of New York will, under current practice, be recognised by a Netherlands court (i) if that judgement results from proceedings compatible with Netherlands concepts of due process, and (ii) if that judgement does not contravene the public policy of The Netherlands. If the judgement is recognised by a Netherlands court, that court will generally grant the same claim without relitigation on the merits. The enforcement in The Netherlands of foreign judgements and the Exchange Notes will be subject to the rules of civil procedure as applied by The Netherlands courts.

c. Under the laws of The Netherlands each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company in the Indentures or in the Exchange Notes will terminate by force of law, and without notice, upon insolvency or bankruptcy of the Company. To the extent that the appointment by the Company of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

d. Any provision in the Indentures or in the Exchange Notes permitting that concurrent proceedings are brought in different jurisdictions may not be enforceable in The Netherlands.

e. If a facsimile signature will be used for the Exchange Notes, each signatory should approve such use of his signature and evidence of such approval may be required for the enforcement of the Exchange Notes in The Netherlands. If any of the Exchange Notes were executed by attaching thereto the facsimile signature of any person who does not hold office at the issue date of such Notes, or if such Exchange Notes will be issued on a date on which the person whose facsimile signature is attached thereto no longer holds office, it may be necessary for the enforcement of such Exchange Notes in The Netherlands that the holder of such Exchange Notes shall present both such Exchange Notes and evidence of such approval.

We express no opinion on any law other than the law of The Netherlands (unpublished case law not included) as it currently stands. We express no opinion on any laws of the European Communities (insofar as not directly applicable or having direct effect in The Netherlands).

In this opinion Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concept concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and be brought before a Netherlands court.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties contained in the Registration Statement, the Prospectus, the Registration Rights Agreement, the Indentures or any other document examined in connection with this opinion except as expressly confirmed herein.

This opinion is addressed to you and may only be relied upon by you in connection with the issue of the Exchange Notes, and may not be relied upon by, or (except as required by applicable law) be transmitted to, or filed with any other person, firm, company, or institution, without our prior written consent.

Yours sincerely,


/s/ Victor de Seriere                                    /s/ Niels van de Vijver